Exhibit 10.16

STOCK OPTION AGREEMENT
AQUESTIVE THERAPEUTICS, INC.

THIS STOCK OPTION AGREEMENT (this “Agreement”) between Aquestive Therapeutics, Inc. (the “Corporation” or the “Company”) and [______] (the “Optionee”) is made as of [______], 2018 (the “Grant Date”).

RECITALS

WHEREAS, the Corporation desires to award options with respect to shares of the Corporation’s non-voting common stock, $0.001 par value per share (“Shares”).

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.             Award of Option.  The Corporation hereby grants to the Optionee, as of the Grant Date, the option (the “Option”) to purchase [______] Shares (the “Option Shares”).  The Option is subject to the terms set forth herein.  Capitalized terms used but not elsewhere defined herein shall have the meanings ascribed to such terms in Section 2.

2.             Definitions.  As used herein, the following definitions shall apply:

2.1.          “Board” means the Board of Directors of the Company.

2.2.          “Cause” as determined in the sole discretion of the Board or the Committee, means,

(a)          if the Optionee is party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Cause” shall have the meaning provided in such agreement; or

(b)          if the Optionee is not a party to an effective employment, consulting, severance or similar agreement or if no definition of “Cause” is set forth in the applicable employment, consulting, severance or similar agreement, “Cause” shall mean (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) the indictment for, conviction of, or plea of guilty or no contest to, a felony, or a crime involving any of the following: moral turpitude, dishonesty, breach of trust, unethical business conduct or a crime involving the Company or any of its Subsidiaries; (iii) fraud, misappropriation or embezzlement; (iv) the Optionee’s abuse of illegal drugs or other controlled substances or the Optionee’s habitual intoxication while providing services for the Company or any of its Subsidiaries; or (v) the Optionee’s material breach of any written policy of the Company or any of its Subsidiaries.

2.3.          “Change in Control” means after the Grant Date:

(a)          the acquisition in one or more transactions (whether by purchase, merger, amalgamation or otherwise) by any “Person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act, but excluding, for this purpose, (i) the Company or any of its Subsidiaries, (ii) any employee benefit plan of the Company or any of its Subsidiaries or (iii) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company) of “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act), of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities;

(b)          a change in the composition of the Board such that the individuals who as of any date constitute the Board (the “Incumbent Board”) cease to constitute a majority of the Board at any time during the 12-month period immediately following such date; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a Change in Control, and after any such reduction the “Incumbent Board” shall mean the Board as so reduced;

(c)          a complete liquidation or dissolution or winding up of the Company (other than pursuant to a transaction in which the assets of the Company are distributed to an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company); or

(d)          the sale, directly or indirectly, of all or substantially all of the Company’s assets (determined on a consolidated basis), other than to a Person described in clauses (i), (ii) or (iii) of Section 2.3(a) above.

Notwithstanding the foregoing, a restructuring, reorganization or similar or analogous event in which the stockholders of the Company immediately before such event have “Beneficial Ownership” of the Company (or its successor) immediately after such event in substantially the same proportions as their ownership of equity securities of the Company immediately before such event shall not constitute a Change in Control.

2.4.          “Committee” means the Compensation Committee of the Board.

2.5.          “Disability” means,

(a)          if the Optionee is party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Disability” shall have the meaning provided in such agreement; or

(b)          if the Optionee is not a party to an effective employment, consulting, severance or similar agreement or if no definition of “Disability” is set forth in the applicable employment, consulting, severance or similar agreement, “Disability” shall mean the inability to engage in any substantial gainful activity by reason of any physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.6.          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.7.          “Fair Market Value” means, on any given date (i) if the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ, the closing sales price for such Shares as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable (or, if no closing sales price was reported on that date, on the last trading date such closing sales price was reported); (ii) if clause (i) does not apply, then if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Shares on the day of determination (or, if no bids and asks were reported on that date, on the last trading date such bids and asks were reported); or (iii) if neither clause (i) nor clause (ii) applies, such value as the Committee in its discretion may in good faith determine.  Notwithstanding the foregoing or anything contained herein to the contrary, in the case of a Change in Control, the Committee may determine that the Fair Market Value of one Share is the amount paid for one Share in such Change in Control.

2.8.          “Good Reason” means,

(a)          if the Optionee is party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Good Reason” shall have the meaning provided in such agreement; or

(b)          if the Optionee is not a party to an effective employment, consulting, severance or similar agreement or if no definition of “Good Reason” is set forth in the applicable employment, consulting, severance or similar agreement, “Good Reason” shall mean, following a Change in Control, (i) a material diminution in the Optionee’s base salary or target bonus, in either case, from that in effect immediately prior to such Change in Control; (ii) a material diminution in the Optionee’s authority, duties, or responsibilities, in any case, from those as in effect immediately prior to such Change in Control; or (iii) a relocation of the Optionee’s principal place of employment or service to a location that increases his/her one-way commute distance by more than thirty-five (35) miles from that in effect immediately prior to such Change in Control provided, in all cases of clauses (i) through (iii) above, that the Optionee has notified the Committee in writing of such condition within ninety (90) days following its first occurrence, the Company has failed to remedy such condition within thirty (30) days following the date of such notice, and the Optionee terminates the Optionee’s employment or service with the Company or any if its Subsidiaries within ninety (90) days following the end of such thirty-day cure period.

2.9.          “Incumbent Director” means a director who either (i) is a member of the Board as of the Grant Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.

2.10.          “Person” means an individual, corporation, partnership, association, limited liability company, estate or other legal entity.

2.11.          “Retirement” means the Optionee’s termination of employment or other service with the Company and its Subsidiaries for any reason (other than death or by the Company or a Subsidiary for Cause) after the Optionee has attained age 60 with at least 10 years of continuous employment or other service with the Company or a Subsidiary.

2.12.          “Securities Act” means the Securities Act of 1933, as amended.

2.13.          “Subsidiary” means any corporation, partnership, joint venture, company or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

3.             Type of Option.  The Option is not intended to be an Incentive Stock Option described by Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding the designation of this Option as a non-qualified stock option, the Corporation makes no representation as to the treatment of the Option under any federal, state, local or foreign law and the Corporation has not advised the Optionee on such matters

4.             Term of Option.

(a)          Term.  The term of the Option shall commence on the Grant Date and end on the tenth anniversary of the Grant Date (the “Expiration Date”), or on such earlier date as provided in Section 4(b) below (the “Term”).

(b)          Termination of Employment.  Except as otherwise provided in Section 7(b), upon the Optionee’s termination of [employment or service] with the Company and its Subsidiaries, the unvested portion of the Option shall cease to vest and shall be forfeited and the vested portion of the Option shall remain exercisable by the Optionee or the Optionee’s beneficiary or legal representative, as the case may be, for a period of (i) one year in the event of a termination due to death or Disability, by the Company or a Subsidiary without Cause, by the Optionee for Good Reason or as the result of the Optionee’s Retirement and (ii) six months in the event of the Optionee’s resignation without Good Reason and not due to Retirement; provided, however, that no part of the Option shall be exercisable after the Expiration Date.  The entire unexercised portion of the Option, whether or not vested, shall be forfeited immediately upon the Optionee’s termination by the Company or a Subsidiary for Cause.

5.             Exercise Price.  The cost to the Optionee to purchase, pursuant to this Agreement, one Option Share is $[______] (the “Exercise Price”).

6.             Vesting; Exercise of Option.  The Option will be exercisable during the Term only to the extent that it is then vested and then only in accordance with the terms and provisions of this Agreement.

(a)          Vesting.  Subject to the Optionee’s continuous [employment/service] with the Corporation from the Grant Date through the applicable vesting date, the Option will vest and become exercisable in accordance with the vesting schedule in the attached Notice of Grant.

(b)          Method of Exercise.  The Optionee may exercise the Option by providing written notice to the Corporation stating the election to exercise the Option.  Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Corporation or such other Person as may be designated by the Corporation.  The written notice shall be accompanied by (i) payment of the Exercise Price and (ii) payment of, or arrangement of payment of, all applicable withholding taxes as provided in Section 13 below.  Payment of the Exercise Price shall be by cash, certified or bank check, the cashless exercise program adopted by the Committee and applicable to Optionee or such other consideration and method of payment as may be authorized by the Committee.  Payment of the Exercise Price shall in all events be made within three days after the date of exercise of an Option.  Following exercise, any certificate(s) for Option Shares shall be registered in the name of the Optionee (or the Optionee’s heirs or beneficiary, as applicable).  Notwithstanding the above, the Committee may adopt other policies and procedures from time to time with respect to the method of exercise of the Option.

(c)          Partial Exercise. The Option, to the extent vested, may be exercised in whole or in part; provided, however, that any exercise may apply only with respect to whole numbers of Option Shares.

(d)          Restrictions on Exercise. Upon a Change in Control, the right to exercise the Option shall be subject to Sections 7(a) and 7(b) below.  The Option shall not be exercised if the issuance of the Option Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations.  As a further condition to the exercise of the Option, and in addition to any other requirements set forth in this Agreement, the Corporation may require the Optionee to make any other representation or warranty to the Corporation as may be required by or advisable under any applicable law or regulation.  As a condition to the exercise of the Option, the holder of the Option shall execute any agreement of the Company generally applicable to holders of Shares.

(e)          Termination of Option.  Upon the end of the Term, any portion of the Option that remains unexercised shall be forfeited and cancelled with no compensation due to the Optionee.

7.             Change in Control.

(a)          Unless otherwise provided in an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, a Change in Control shall not, in and of itself, accelerate the vesting of the unvested portion of the Option.  Notwithstanding the foregoing and unless otherwise provided in an effective employment, consulting, severance or similar agreement between the Optionee and the Company or a Subsidiary, if (i) the successor corporation or company (or its direct or indirect parent) does not agree to assume this Agreement or does not agree to substitute or replace the Option with an award involving the registered and publicly traded ordinary equity securities of such successor corporation (or its direct or indirect parent) on terms and conditions necessary to preserve the rights of the Optionee with respect to such award, (ii) the ordinary equity securities underlying the assumed or substituted option would not be registered and publicly traded on a U.S. securities exchange immediately following such Change in Control or (iii) the Change in Control is not approved by a majority of the Incumbent Directors immediately prior to such Change in Control, then the Committee, in its sole discretion, may take one or more of the following actions with respect to the Option: (a) accelerate the vesting and exercisability of the Option such that the Option is fully vested and exercisable (effective immediately prior to such Change in Control); (b) cancel the outstanding portion of the Option in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Shares underlying the unexercised portion of the Option as of the date of the Change in Control over the exercise price or grant price, as the case may be, of such portion, provided that if the Option has a per Share exercise price that equals or exceeds the Fair Market Value of one Share on the date of the Change in Control, the Option shall be cancelled with no payment due the Optionee and (c) take such other actions as the Committee deems appropriate.  The judgment of the Committee with respect to any matter referred to in this Section 7(a) shall be conclusive and binding upon the Optionee without the need for any amendment to this Agreement.

(b)          Termination Following a Change in Control.  Unless otherwise provided in an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, in the event that the Option is assumed in connection with a Change in Control or is substituted with a new award, in either case, pursuant to this Section 7, and the Optionee’s employment or other service with the Company and its Subsidiaries is terminated by the Company or a Subsidiary without Cause or due to Disability, as the result of the Optionee’s death or by the Optionee for Good Reason, in any case, within 24 months following a Change in Control, (i) the unvested portion of the Option (including without limitation any award received in substitution of the Option) shall vest in full (with any applicable performance goals being deemed to have been achieved at target or, if greater, actual levels of performance) and (ii) the Option (including without limitation any award received in substitution of the Option) shall remain exercisable by the Optionee or the Optionee’s beneficiary or legal representative, as the case may be, for a period of one-year thereafter (but not beyond the stated term of the Option).

8.             Adjustments.  In order to prevent dilution or enlargement of the rights of the Optionee hereunder as a result of any share dividend, recapitalization, forward share split or reverse share split, reorganization, spin-off, extraordinary or unusual cash distribution or other similar or analogous non-reciprocal corporate transaction or event between the Company and its shareholders that affects the Shares, the Committee shall adjust (i) the number and kind of Shares which may thereafter be issued under the Option and (ii) the exercise price of the Option.  Any such adjustment shall be made in an equitable manner as determined exclusively by the Committee and which reflects the effect of such transaction or event.  In addition, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of, and the criteria included in, the Option in recognition of unusual, nonrecurring or other special items, circumstances or events (including, without limitation, events described in the immediately preceding sentence) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.  If Section 7 and this Section 8 could both apply to an event, Section 7 shall control.

9.             No Stockholder or Dividend Equivalent Rights.  Prior to the exercise of the Option, the Optionee shall have no rights of a stockholder with respect to the Option Shares.  In addition, the Optionee shall not be entitled to dividend equivalent rights or payments with respect to any Shares underlying the outstanding portion of the Option.

10.           Transferability of Option.  The Option shall not be (i) pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of the Optionee to, any Person, other than the Company or any Subsidiary, or (ii) assigned or transferred by the Optionee other than by will or the laws of descent and distribution, and the Option shall be exercisable during the lifetime of the Optionee only by the Optionee or the Optionee’s guardian or legal representative.  Notwithstanding the foregoing, to the extent permitted by applicable law and the rules of any applicable stock exchange, the Option shall be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships or similar entities in which the Optionee and the Optionee’s family members are the only partners, members or equityholders (any vesting and other conditions relating to the Option shall be unaffected by such transfer).  The Committee may attach to such transferability feature such terms and conditions as it deems necessary.  In addition, the Optionee may, in the manner established by the Committee, designate a beneficiary (which may be an individualor a trust) to exercise the rights of the Optionee, and to receive any distribution, with respect to the Option upon the death of the Optionee.  A beneficiary, guardian, legal representative or other Person claiming any rights under this Agreement from or through the Optionee shall be subject to all terms and conditions of this Agreement, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.  If the Optionee dies during the Term, the terms of this Agreement will be binding upon the executors, administrators, legal guardians, representatives, estate and heirs of the Optionee, whether testamentary heirs or heirs by intestacy.

11.           Conditions on All Transfers of Option Shares.  Notwithstanding anything to the contrary contained in this Agreement, no transfer of an Option Share shall be made, or, if attempted or purported to be made, shall be effective, unless and until the Corporation is satisfied that the transfer will not violate any federal or state securities law or any other law or agreement (including this Agreement).  If the transfer would violate any such law or agreement and the Optionee nevertheless attempts or purports to engage in a transfer of Option Shares, then the Corporation shall not recognize such transfer on the books and records of the Corporation and such transfer will be null and void ab initio.  In addition, the Optionee will be liable to the Corporation for damages, if any, which may result from such attempted or purported transfer.

12.           No Promise of Employment; Changes in Employment Status.  Neither the Option nor the holding of Option Shares will confer upon the Optionee any right to continue in the employ or other service of the Corporation or any Subsidiary, or limit, in any respect, the right of the Corporation or any Subsidiary to discharge the Optionee at any time, with or without Cause and with or without notice.  For purposes of the Option, a transfer of the Optionee’s employment between the Company and its Subsidiaries shall not be deemed a termination of the Optionee’s employment, provided, that if the Optionee is employed by an entity that ceases to be a Subsidiary, the Optionee shall be deemed to have incurred a termination of employment as of the date such entity ceases to be a Subsidiary unless the Optionee becomes an employee of the Company or another Subsidiary as of the date of such cessation.  A change in the Optionee’s status from employee to consultant shall be deemed a termination of employment unless otherwise determined by the Committee.  The Committee may adopt rules and make determinations regarding how a leave of absence will impact the Option, including, without limitation, tolling the vesting schedule or treating such leave of absence as a termination of employment.

13.           Withholding.  The Optionee shall be responsible for making appropriate provision for all taxes required to be withheld in connection with the Option or the exercise thereof (including, without limitation, through any cashless exercise program adopted by the Committee and applicable to Optionee).  Such responsibility shall extend to all applicable federal, state, local and foreign withholding taxes.  The Corporation or its Subsidiaries, in their sole discretion, shall have the right to retain the number of shares whose Fair Market Value equals the amount to be withheld in satisfaction of the applicable withholding taxes (or to withhold from any payroll or other amounts otherwise due to the Optionee the amount of withholding taxes due in connection with the exercise of the Option).

14.           Fractional Shares.  The Company will not be required to issue any fractional Shares pursuant to this Agreement.  The Committee may provide for the elimination of fractions and settlement of such fractional Shares in cash, in its sole discretion.

15.          Administration; Committee Discretion.  This Agreement and the Option shall be administered by the Committee.  Any action of the Committee in administering this Agreement or the Option shall be binding on all Persons, including, without limitation, the Optionee, the Company, its Subsidiaries and all Person’s claiming rights through or under any of the foregoing.  The Committee may delegate some or all of its authority with respect to this Agreement and the Option to any executive officer of the Company or any other person or persons designated by the Committee, in each case, acting individually or as a committee.  The Committee shall have full and final authority in its discretion to (i) determine whether, to what extent, and under what circumstances the Option may be cancelled, forfeited, or surrendered; (ii) correct any defect or supply any omission or reconcile any inconsistency in this Agreement, (iii) adopt, amend and rescind such rules relating to this Agreement or the Option as it may deem necessary or advisable; (iv) construe and interpret this Agreement; and (v) make all other determinations as it may deem necessary or advisable for the administration of the Option and this Agreement.  In exercising, or declining to exercise, any grant of authority or discretion under this Agreement, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the Optionee, the Company, any Subsidiary, any affiliate, any stockholder or any other Person.

16.           Code Section 409A.  This Agreement is intended to be exempt from Code Section 409A and shall be interpreted in a manner consistent therewith.  Notwithstanding anything contained herein to the contrary, in the event the Option is subject to Code Section 409A, the Committee may, in its sole discretion and without the Optionee’s prior consent, amend the Option and this Agreement, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee to (i) exempt the Option from the application of Code Section 409A, (ii) preserve the intended tax treatment of the Option or (iii) comply with the requirements of Code Section 409A.  Notwithstanding anything contained in this Agreement to the contrary, neither the Company, any member of the Committee nor any Subsidiary shall have any liability or obligation to the Optionee or any other Person for taxes, interest, penalties or fines (including without limitation any of the foregoing resulting from the failure of the Option to be exempt from, or compliant with, Code Section 409A).

17.           Governing Law.  This Agreement will be construed and enforced in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws of Delaware or any other jurisdiction.

18.           Recoupment.  The Option granted pursuant to this Agreement (and all Option Shares) shall be subject to mandatory repayment and clawback pursuant to the terms of the Company’s clawback policy, if any, as in effect from time to time, and as may otherwise be required by law or the rules of any applicable securities exchange.

19.           Employment Agreements.  In the event of any conflict between the terms of this Agreement, on the one hand, and the Optionee’s employment agreement with the Company or a Subsidiary on the other hand, the terms of such employment agreement shall control.

20.           Severability.  All provisions of this Agreement are distinct and severable and if any clause shall be held to be invalid, illegal or against public policy, the validity or the legality of the remainder of this Agreement shall not be affected thereby, and the remainder of this Agreement shall be interpreted to give maximum effect to the original intention of the parties hereto.

21.           Amendment.  The Committee may waiver any condition or rights under this Agreement, or amend, alter, suspend or terminate the Option and this Agreement; provided, however, that except as provided in Section 16, without the consent of the Optionee, no such amendment, alternation, suspension, discontinuation or termination may materially and adversely affect the right of the Optionee unless such amendment, alteration, suspension, discontinuation or termination is required by law or regulation or the rules of any applicable securities exchange or automated quotation system.

22.           Section 16 Override.  Notwithstanding anything contained in this Agreement to the contrary, if Optionee is subject to Section 16 of the Exchange Act with respect to the Company at the time of the exercise of the Option, Optionee shall be permitted to direct the Company in Optionee’s sole discretion to withhold Shares from those otherwise due with respect to the exercise of the Option to pay the exercise price and withholding taxes relating to the exercise of the Option.  Only whole Shares shall be withheld and the number of Shares withheld shall be based on the Fair Market Value of the Shares on the date of exercise.

23.           Entire Agreement.  This Agreement represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the award of the Option to Optionee by the Corporation.

*          *          *          *          *

IN WITNESS WHEREOF, the Optionee and the Corporation have entered into this Agreement as of the Grant Date:

OPTIONEE:	AQUESTIVE THERAPEUTICS, INC.

Name: [______]	Name: [______]
Title: [______]

NOTICE OF GRANT AND OPTION AGREEMENT

Company Information:	Optionee:
Aquestive Therapeutics, Inc.	[______]

30 Technology Drive	[______]
Warren, NJ 07059	[______]

Phone: 908-941-1900	Phone: [______]

Fax: 908-561-1209	Email: [______]

Date of Grant: [______]

Grant Type: [______]	Expiration Date: [______]

Option Number: [______]

Number of Shares Underlying Option: [______]

Exercise Price: $[______]

Vesting Start Date: [______]	Total Option Price: $[______]

Vesting Schedule:
Date Vested	Shares Vested
[______]	[______]
Total:	[______]